EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VISION-SCIENCES, INC.

VISION-SCIENCES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: That, in accordance with Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Amended and Restated Certificate of Incorporation of the Corporation and directing that said amendment be considered for approval by the stockholders of the Corporation at a special meeting of the stockholders of the Corporation.

SECOND: That, in accordance with Section 242 of the DGCL, the stockholders of the Corporation duly approved the proposed amendment at a special meeting of the stockholders of the Corporation by a majority of the outstanding stock entitled to vote thereon.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the FIRST Article of the Corporation’s Amended and Restated Certificate of Incorporation be amended and restated to read in full as follows:

FIRST. The name of the Corporation is:

Cogentix Medical, Inc.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: The effective time and date of said amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be 4:15 p.m. EDT on March 31, 2015.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this 31st day of March, 2015.

Vision-Sciences, Inc.

By:	/s/ Howard I. Zauberman
Howard I. Zauberman
President and Chief Executive Officer

ATTEST:

/s/ Aaron J. Polak
Aaron J. Polak, Esq.
General Counsel and Corporate Secretary